Exhibit 1.2

CENTURYLINK, INC.

PRICE DETERMINATION AGREEMENT

November 14, 2013

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Fifth Third Securities, Inc.

Regions Securities LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

c/o	Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement, dated November 14, 2013 (the “Underwriting Agreement”), between CenturyLink, Inc., a Louisiana corporation (the “Company”), and the several Underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the sale to the Underwriters, and the purchase by the Underwriters, severally and not jointly, from the Company, subject to the terms and conditions set forth therein, of $500,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes, Series W, due 2023 (the “Securities”) to be issued pursuant to an Indenture dated as of March 31, 1994 between the Company and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, and as will be further supplemented, with respect to the Securities, by the Ninth Supplemental Indenture to be dated as of November 27, 2013. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

For all purposes of the Underwriting Agreement, “Time of Sale” means 3:30 p.m. (New York City time) on the date of this Price Determination Agreement.

Pursuant to Section 1(b) of the Underwriting Agreement, the undersigned agree with the several Underwriters that the purchase price for the Securities to be paid by the several Underwriters shall be 99% of the aggregate principal amount of the Securities set forth opposite the names of the Underwriters in Schedule I attached thereto.

The Company represents and warrants to the several Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

THE RIGHTS AND DUTIES OF THE PARTIES TO THIS PRICE DETERMINATION AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT MIGHT CALL FOR THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

This Price Determination Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

If the foregoing is in accordance with your understanding of the agreement among the several Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the several Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

CENTURYLINK, INC.

By:	/s/ James L. Butler
Name: James L. Butler
Title: Vice President, Assistant General Counsel and Assistant Secretary

Confirmed as of the date first above mentioned:

Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Fifth Third Securities, Inc.
Regions Securities LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

By:	/s/ Marc A. Birenbaum
Name: Marc A. Birenbaum
Title: Managing Director

As Representative of the several Underwriters

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